Exhibit 16.1

December 22, 2016

Securities and Exchange Commission

100 F. Street N.W.

Washington, DC 20549-7561

Dear Sirs/Madams:

We have read 4.01 of YBCC, Inc.’s (the “Company”) Form 8-K to be filed on December 22, 2016 and are in agreement with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other matters of the Company reported therein.

Very truly yours,

/s/ TAAD LLP

Diamond Bar, CA

December 22, 2016